Exhibit 10.6

FORM OF EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of [●] 2023, by and between SunCar Technology Group Inc., a company incorporated and existing under the laws of the Cayman Islands (the “Company”) and [●], an individual with Passport No. [●] (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ the Executive as the Chief Executive Officer/Chief Technology Officer/Chief Financial Officer/Chief Operating Officer (the “Executive Officer”) of the Company and to assure itself of the services of the Executive during the term of Employment (as defined below) and under the terms and conditions of the Agreement;

WHEREAS, the Executive desires to be employed by the Company during the term of Employment and under the terms and conditions of the Agreement;

1.	EMPLOYMENT

The Company hereby agrees to employ the Executive and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth (the “Employment”).

2.	TERM

Subject to the terms and conditions of the Agreement, the initial term of the Employment shall be twenty four (24) months, commencing on [●], 2023 (the “Effective Date”) and ending on [●], 2025 (the “Initial Term”), the Employment may be renewed upon both parties’ agreement 30 days before the end of the Initial Term. The Employment may be terminated by the Company for Cause (as defined below), at any time, without notice or remuneration. Either the Company or the Executive may terminate the Employment at any time with a one-month prior written notice.

3.	POSITION AND DUTIES

(a)	During the Term, the Executive shall serve as the Executive Officer of the Company or in such other position or positions with a level of duties and responsibilities consistent with the foregoing with the Company and/or its subsidiaries and affiliated entities as the board of directors of the Company (the “Board”) may specify from time to time and shall have the duties, responsibilities and obligations customarily assigned to individuals serving in the position or positions in which the Executive serves hereunder and as assigned by the Board.

(b)	The Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company or any subsidiaries or affiliated entities of the Company (collectively, the “Group”) and as a member of any committees of the board of directors of any such entity, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided to any other director of any member of the Group.

4.	NO BREACH OF CONTRACT

The Executive hereby represents to the Company that: (i) the execution and delivery of the Agreement by the Executive and the performance by the Executive of the Executive Officer’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or by which the Executive is otherwise bound, except that the Executive does not make any representation with respect to agreements required to be entered into by and between the Executive and any member of the Group pursuant to the applicable law of the jurisdiction in which the Executive is based, if any; (ii) that the Executive is not in possession of any information (including, without limitation, confidential information and trade secrets) the knowledge of which would prevent the Executive from freely entering into the Agreement and carrying out his/her duties hereunder; and (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement with any person or entity other than any member of the Group.

5.	LOCATION

The Executive will be based in China or any other location selected by the Executive at his/her convenience of work during the Term.

6.	COMPENSATION AND BENEFITS

(a)	Cash Compensation. As compensation for the performance by the Executive of his/her obligations hereunder, during the Term, the Company shall pay the Executive cash compensation (exclusive of the statutory benefit contributions that the Company is required to set aside for the Executive under applicable law), subject to annual review and adjustment by the Board or any committee designated by the Board. The remuneration of the Executive shall be RMB [●] per year (i.e. RMB [●] per month). The compensation (RMB [●] per month) may be paid by one of the Group’s subsidiaries. The above monthly compensation shall be paid no later than the 7th day of each month during the Term.

(b)	Equity Incentives. During the Term, the Executive shall be eligible to participate, at a level comparable to similarly situated other executives of the Company, in such compensation arrangements as may be authorized from time to time by the Board, including any share incentive plan.

(c)	Benefits. During the Term, the Executive shall be entitled to participate in all of the employee benefit plans and arrangements made available by the Company to its similarly situated executives, including, but not limited to, any retirement plan, medical insurance plan and travel/holiday policy, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall reimburse all reasonable business related expenses including, but not limited to meals, hotel, and transportation. The Company shall maintain directors and officers liability insurance covering the Executive.

7.	TERMINATION OF THE AGREEMENT

The Employment may be terminated as follows:

(a)	Disability. The Employment shall terminate if the Executive has a disability, including any physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his/her position at the Company, even with reasonable accommodation that does not impose an undue burden on the Company, for more than 180 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period shall apply.

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(b)	Good Reason. The Executive may terminate his/her employment hereunder for “Good Reason” upon the occurrence, without the written consent of the Company, of an event constituting a material breach of this Agreement by the Company that has not been fully cured within ten (10) business days after written notice thereof has been given by the Executive to the Company setting forth in sufficient detail the conduct or activities the Executive believes constitute grounds for Good Reason, including but not limited to:

(i) the failure by the Company to pay to the Executive any portion of the Executive’s current compensation or to pay to the Executive any portion of an instalment of deferred compensation under any deferred compensation program of the Company, within five (5) business days of the date such compensation is due; or

(ii) any material breach by the Company of this Agreement.

(c)	Notice of Termination. Any termination of the Executive’s employment under the Agreement shall be communicated by written notice of termination (“Notice of Termination”) from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of the Agreement relied upon in effecting the termination.

(d)	Compensation upon Termination.

(1)	Death. If the Executive’s employment is terminated by reason of the Executive’s death, the Company shall have no further obligations to the Executive under this Agreement and the Executive’s benefits shall be determined under the Company’s retirement, insurance and other benefit and compensation plans or programs then in effect in accordance with the terms of such plans and programs.

(2)	By Company without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated by the Company other than for Cause (as defined below) or by the Executive for Good Reason, the Company shall (i) continue to pay and otherwise provide to the Executive, during any notice period, all compensation, base salary and previously earned but unpaid incentive compensation, if any, and shall continue to allow the Executive to participate in any benefit plans in accordance with the terms of such plans during such notice period; and (ii) pay to the Executive, in lieu of benefits under any severance plan or policy of the Company, any such amount as may be agreed between the Company and the Executive.

(3)	By Company for Cause or by the Executive other than for Good Reason. If the Executive’s employment is be terminated by the Company for Cause or by the Executive other than for Good Reason, the Company shall pay the Executive his/her base salary at the rate in effect at the time Notice of Termination is given through the Date of Termination, and the Company shall have no additional obligations to the Executive under this Agreement.

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(e)	Termination by the Company for Cause. The Company may terminate the Executive’s employment for Cause. For the avoidance of doubt, the following conditions each shall constitute “Cause” and shall apply in evaluating a termination of the Executive’s employment under this Agreement by the Company:

(1)	Commission of any act of fraud or gross negligence by the Executive in the course of his/her employment hereunder that, in the case of gross negligence, has a material adverse effect on the business or financial condition of the Company and/or its subsidiaries and affiliated entities;

(2)	Wilful material misrepresentation at any time by the Executive to the Board;

(3)	The wilful failure or refusal to comply with any of the Executive’s material obligations hereunder or to comply with a reasonable and lawful instruction of the Board, which failure to comply with such instruction continues for a period of ten (10) days after the Executive’s receipt of written notice from the Board identifying in reasonable detail the objectionable action or inaction; or

(4)	Engagement by the Executive in any misconduct or the commission by the Executive of any act that is materially injurious or detrimental to the substantial interest of the Company and/or its subsidiaries and affiliated entities, as determined by the Board.

8.	CONFIDENTIALITY AND NONDISCLOSURE

(a)	Confidentiality and Non-Disclosure.

The Executive acknowledges and agrees that: (A) the Executive holds a position of trust and strict confidence with the Company both during and after the employment agreement expires, and that his/her employment by the Company will require that the Executive have access to and knowledge of valuable and sensitive information, material, and devices relating to the Company and/or its business, activities, products, services, customers and vendors, including, but not limited to, the following, regardless of the form in which the same is accessed, maintained or stored: the identity of the Company’s actual and prospective customers and, as applicable, their representatives; prior, current or future research or development activities of the Company; the products and services provided or offered by the Company to customers or potential customers and the manner in which such services are performed or to be performed; the product and/or service needs of actual or prospective customers; pricing and cost information; information concerning the development, engineering, design, specifications, acquisition or disposition of products and/or services of the Company; user base personal data, programs, software and source codes, licensing information, personnel information, advertising client information, vendor information, marketing plans and techniques, forecasts, and other trade secrets (collectively, the “Confidential Information”); (B) the direct and indirect disclosure of any such Confidential Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company’s business; (C) Executive shall not use or disclose to any person, corporation or other entity without written consent, any confidential information

(b)	Third Party Information in the Company’s Possession. The Executive recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees that the Executive owes the Company and such third parties, during the Term and thereafter, a duty to hold all such confidential or proprietary information in strict confidence and not to disclose such information to any person or entity, or otherwise use such information, in a manner inconsistent with the limited purposes permitted by the Company’s agreement with such third party.

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9.	NON-COMPETITION AND NON-SOLICITATION

(a)	Non-Competition. In consideration of the compensation provided to the Executive by the Company hereunder, the adequacy of which is hereby acknowledged by the parties hereto, the Executive agrees that during the Term and for a period of six (6) months following the termination of the Employment for whatever reason, the Executive shall not engage in Competition (as defined below) with the Group. For purposes of this Agreement, “Competition” by the Executive shall mean the Executive’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting the Executive’s name to be used in connection with the activities of, any other business or organization which competes, directly or indirectly, with the Group in the business of the Group; provided, however, it shall not be a violation for the Executive to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a publicly traded corporation in Competition with the Group, provided that the Executive does not otherwise participate in the business of such corporation.

(b)	Non-Solicitation; Non-Interference. During the Term and for a period of six (6) months following the termination of the Executive’s employment for any reason, the Executive agrees that he/she will not, directly or indirectly, for the Executive’s benefit or for the benefit of any other person or entity, do any of the following:

(1)	solicit or seek to solicit from any customer doing business with the Group during the Term business of the same or of a similar nature to the business of the Group;

(2)	solicit or seek to solicit from any known potential customer of the Group business of the same or of a similar nature to that which, whether or not has been the subject of a known written or oral bid, offer or proposal by the Group, or of substantial preparation with a view to making such a bid, proposal or offer;

(3)	solicit or seek to solicit the employment or services of, or hire or engage, any person who is employed or engaged by the Group; or

(4)	otherwise interfere with the business or accounts of the Group, including, but not limited to, with respect to any relationship or agreement between the Group and any customer, vendor or supplier.

10.	ENTIRE AGREEMENT

The Agreement constitutes the entire agreement and understanding between the Executive and the Company regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The Executive acknowledges that he/she has not entered into the Agreement in reliance upon any representation, warranty or undertaking which is not set forth in the Agreement.

11.	GOVERNING LAW

The Agreement shall be governed by and construed in accordance with the law of the Cayman Islands.

12.	COUNTERPARTS

The Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. The Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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IN WITNESS WHEREOF, the Agreement has been executed as of the date first written above.

COMPANY:

SunCar Technology Group Inc.
a Cayman Islands company

By:
Title:

EXECUTIVE:

Name: [__________]

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